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EXHIBIT 99.2

Selected Financial Data

	1999	1998	1997	1996	1995
	In thousands (except per share amounts)
Statement of Operations Data
Revenue	$688,519	$515,412	$401,333	$308,763	$237,419
Net income	43,504	6,619	30,772	19,525	26,336
Basic net income per share	1.16	0.18	0.88	0.56	0.78
Diluted net income per share	1.12	0.18	0.77	0.55	0.76
Balance Sheet Data
Total assets	$398,795	$335,380	$247,735	$168,402	$142,194
Long-term debt, less current portion	31	729	14	738	23

Management's Discussion and Analysis of Financial Condition
and Results of Operations

Results of Operations

Three Months Ended March 31, 2000 Compared to Three Months Ended March 31, 1999

    Revenue increased to $214.4 million in the first quarter of 2000 compared to $154.8 million in the first quarter of 1999. The increase in revenue is primarily attributable to record unit sales. The microportable and ultraportable segment represented a majority of units sold in the first quarter of 2000.

    Also included in revenue in the first quarter of 2000 is $4.4 million related to a license agreement with Pixelworks, Inc. In February 2000, the Company entered into a non-exclusive, perpetual license agreement with Pixelworks, Inc. which allows Pixelworks, Inc. to utilize certain of the Company's technology in exchange for $2.4 million in cash and 156,863 shares of Pixelworks, Inc.'s Series D Preferred Stock with a value of $2.0 million at the time of issuance to the Company. The $2.4 million in cash will be received in four quarterly payments of $600,000 each, with the first one received March 31, 2000.

    During the first quarter of 2000, international sales represented approximately 38 percent of total revenue, compared to approximately 43 percent in the first quarter of 1999.

    As a result of strong demand for InFocus' XGA products, including the LP330, LP435Z and LP755, as well as others, at March 31, 2000, InFocus had backlog of approximately $42.6 million, compared to approximately $102.3 million at December 31, 1999 and $27.3 million at March 31, 1999. A portion of the decrease in backlog from December 31, 1999 resulted from order cancellations and product price reductions. Given current supply and demand estimates, it is anticipated that a majority of the current backlog will turn over by the end of the second quarter of 2000.* However, should InFocus not receive components as forecasted, some of the backlog orders at March 31, 2000 may be canceled and therefore not result in revenue for InFocus. There is minimal seasonal influence relating to InFocus' order backlog. The stated backlog is not necessarily indicative of sales for any future period nor is a backlog any assurance that InFocus will realize a profit from filling the orders.

    InFocus achieved gross margins of 30.5 percent in the first quarter of 2000 compared to 23.2 percent in the first quarter of 1999. Excluding license fees, gross margins were 29.0 percent in the first quarter of 2000. The increase in the gross margin percentage from the first quarter of 1999 was primarily a result of the volume shipment of microportable and ultraportable projectors. The gross margin percentage decreased from the fourth quarter of 1999, however, primarily as a result of more competitive pricing, especially on SVGA products, and an anticipated shift in mix to more OEM sales.

    Marketing and sales expense increased to $22.2 million (10.4 percent of revenue) in the first quarter of 2000 compared to $15.9 million (10.2 percent of revenue) in the first quarter of 1999. The increase in dollars spent is primarily a result of growth of the Company.

    Research and development expense increased to $9.3 million (4.3 percent of revenue) in the first quarter of 2000 from $6.7 million (4.4 percent of revenue) in the first quarter of 1999. The increase in dollars spent is primarily a result of growth of the Company. The Company introduced and began shipping two new small conference room projectors during the first quarter of 2000 and also introduced two new ultraportable projectors, which are expected to begin shipping in the second quarter of 2000*.

    General and administrative expense increased to $8.0 million (3.7 percent of revenue) in the first quarter of 2000 from $3.9 million (2.5 percent of revenue) in the first quarter of 1999. The increase is primarily a result of growth of the Company, the impact of accounting for variable stock options and increases in accounts receivable reserves.

    Income from operations increased to $25.5 million (11.9 percent of revenue) in the first quarter of 2000 compared to $8.9 million (5.7 percent of revenue) in the first quarter of 1999, as a result of increased revenues and gross margins, partially offset by increased operating expenses as a percent of revenue as indicated above.

    Income taxes are based on an estimated rate of 35.3 percent in the first quarter of 2000 compared to 34.9 percent in the first quarter of 1999 and 32.7 percent for the year ended December 31, 1999. The increase is primarily a result of an expected lower Foreign Sales Corporation ("FSC") benefit in 2000.

1999 Compared to 1998

    Total revenue increased to $688.5 million in 1999 from $515.4 million in 1998. The increase in total revenue is primarily attributable to record unit sales, with a 42 percent increase in units sold in 1999 compared to 1998. Demand was particularly strong for ultraportable personal projectors, the first of which was introduced by the Company during the first quarter of 1999. The ultraportable segment represented approximately 56 percent of units sold in 1999. Due to strong demand and a limited supply of Digital Micromirror Devices ("DMDs") (a component of Texas Instruments' Digital Light Processing™("DLP") technology, which is used in the ultraportable products), pricing on the ultraportable products remained relatively stable during 1999 while pricing on the conference room and fixed installation projectors experienced historical industry pricing declines of approximately 3 to 5 percent per quarter. Supply constraints of SVGA DMDs eased during the fourth quarter of 1999. International revenue, included in total revenue, increased to $253.2 million in 1999 (36.7 percent of total revenue) from $221.5 million in 1998 (43.0 percent of total revenue).

    During the third quarter of 1999, InFocus began shipping its latest XGA ultraportable projector, the LP330, which utilizes DLP technology, weighs 4.8 pounds and has 650 lumens. Market response to the product was favorable during the third and fourth quarters, especially as a companion product to laptop computers.

    As a result of strong demand for InFocus' LP400, LP330, LP425Z, LP435Z, LP755 and Proxima's UltraLight SVI/ASK C1 and UltraLight LX1/ASK C5 projectors and supply constraints for certain components, at December 31, 1999, the Company had backlog of approximately $102.3 million, compared to approximately $31.2 million at December 31, 1998 and $25.4 million at December 31, 1997. Given current supply and demand estimates, it is anticipated that a majority of the current backlog will turn over by the end of the first quarter of 2000.* However, should InFocus not receive components as forecasted, some of the backlog orders at December 31, 1999 may be canceled and therefore not result in revenue for InFocus. There is minimal seasonal influence relating to InFocus' order backlog. The stated backlog is not necessarily indicative of sales for any future period nor is a backlog any assurance that InFocus will realize a profit from filling the orders.

    Gross profit, as a percentage of revenue, increased to 27.3 percent in 1999 from 22.2 percent in 1998. The increase in the gross margin percentage was primarily a result of the volume shipment of new ultraportable projectors that have higher gross margins than mature products, cost savings associated with the in-house manufacturing of the imaging engines for the ultraportable projectors and material cost reduction programs. In addition, prices for ultraportable products were relatively stable during 1999 due to strong demand and constrained supply for certain components.

    Marketing and sales expense increased to $76.6 million (11.1 percent of revenue) in 1999 from $62.3 million (12.1 percent of revenue) in 1998. The increase in dollars spent was primarily a result of increased spending to drive demand for new products, tradeshows and increased channel program expenses related to increased revenue.

    Research and development expense increased to $28.3 million (4.1 percent of revenue) in 1999 from $25.9 million (5.0 percent of revenue) in 1998. The increase in dollars spent was primarily a result of the level of new product introductions during 1999.

    General and administrative expense increased to $20.3 million (2.9 percent of revenue) in 1999 from $10.5 million (2.0 percent of revenue) in 1998. The increase was primarily a result of increased sales, headcount, bonus and profit sharing accruals, the impact of accounting for variable stock options and increases in accounts receivable reserves related to increased revenues. In addition, Proxima Corp. was included in the results for a full year in 1999 compared to approximately nine months in 1998.

    Goodwill amortization increased to $2.1 million (0.3 percent of revenue) in 1999 from $1.5 million (0.3 percent of revenue) in 1998 as a result of having a full year of amortization in 1999 and only approximately nine months in 1998.

    Income from operations was $60.5 million in 1999 compared to $14.2 million in 1998. The increase was primarily a result of increased sales, increased margins and lower operating expenses as a percentage of revenue, as discussed above.

    The Company's effective tax rate was approximately 32.7 percent in 1999, compared to approximately 45.3 percent in 1998. The decrease in the rate was primarily a result of a large increase in the Company's valuation allowance in 1998 principally caused by non-deductible capital losses on the Company's available for sale securities, offset in part by a larger portion of the income being derived from U.S. operations in 1999 and smaller research and development tax credit and tax exempt interest deductions compared to income during 1999.

    The Company believes that the impact of inflation was minimal in 1999 and 1998.

1998 Compared to 1997

    Revenue increased to $515.4 million in 1998 from $401.3 million in 1997. The Company's revenues, and financial performance, were adversely affected in 1998 by strong price competition that was fueled by a weakened yen to the dollar. Price decreases in the second half of 1998 returned to more historical levels of 5 to 10 percent rather than the accelerated rates experienced in the first half of 1998, due in part to a strengthening of the yen to the dollar in the second half of the year. SVGA products experienced greater pricing pressure than XGA products due to a slight shift in demand from SVGA to XGA and a constrained supply of XGA products. The Company's primary competitors are Asian companies. The decrease in average selling prices was partially offset by increases in units sold, with the number of units sold during 1998 increasing 30.2 percent over 1997.

    International revenue increased to $221.5 million in 1998 (43.0 percent of total revenue), including 7.5 percent from Asia Pacific countries, from $203.4 million in 1997 (50.7 percent of total revenue), including 9.1 percent from Asia Pacific countries.

    Gross profit, as a percentage of revenue, decreased to 22.2 percent in 1998 from 28.6 percent in 1997. The decline in gross margins in 1998 compared to 1997 was primarily attributable to an aggressive competitive pricing environment and accelerated price reductions to end of life certain products, offset in part by a shift in mix in 1998 to higher margin products that incorporate engines designed and manufactured by the Company. Accordingly, the Company is continuing its ongoing efforts to reduce manufacturing costs by working closely with its suppliers to reduce direct material costs and designing products with extensible platforms that use new and lower cost technologies. In addition, the Company continues to focus on adding value to projectors that use its own engine designs in order to become less reliant on more expensive out-sourced engines.

    Marketing and sales expense increased to $62.3 million (12.1 percent of revenue) in 1998 from $38.2 million (9.5 percent of revenue) in 1997. The increase was primarily a result of expenditures in the first quarter of 1998 to build demand for the LP420 in two-tier wholesale distribution, work force reduction charges in the first half of 1998 and the addition of sales and service infrastructure around the world, particularly in Europe and Asia, partially offset by lower head count in the third and fourth quarters of 1998 as a result of the work force reduction and other efforts to bring spending in line with current revenue and margin levels.

    Research and development expense increased to $25.9 million (5.0 percent of revenue) in 1998 from $21.3 million (5.3 percent of revenue) in 1997. This increase was primarily a result of timing for new product releases under development as well as costs related to work force reduction in the first half of 1998 in order to create a more efficient organization, partially offset by lower head count in the third and fourth quarters of 1998 as a result of the work force reduction.

    General and administrative expense decreased to $10.5 million (2.0 percent of revenue) in 1998 from $14.0 million (3.4 percent of revenue) in 1997. The 1998 amount includes work force reduction charges taken during the first half of 1998. The third and fourth quarters of 1998 realized efficiencies with lower head count as a result of the work force reduction and other efforts to bring spending in line with current revenue and margin levels.

    Goodwill amortization increased to $1.5 million (0.3 percent of revenue) in 1998 from zero in 1997 due to the acquisition of Proxima Corp. in 1998.

    Income from operations was $14.2 million (2.8 percent of revenue) in 1998 compared to $41.3 million (10.3 percent of revenue) in 1997. The decrease was primarily a result of decreased margins and higher operating expenses as a percentage of revenue.

    The Company's effective tax rate was approximately 45.3 percent in 1998, compared to approximately 30.6 percent in 1997. The increase in the rate was primarily due to increases in the valuation allowance and non-deductible goodwill amortization in 1998, offset in part by a smaller portion of income being derived from U.S. operations during 1998 and larger research and development tax credits and tax exempt interest in relation to income in 1998.

    The Company believes that the impact of inflation was minimal in 1998 and 1997.

Liquidity and Capital Resources

    At March 31, 2000 and December 31, 1999, the Company had working capital of $245.8 million and $229.8 million, respectively, which included $96.4 million and $91.8 million, respectively, of cash and cash equivalents and $16.6 million and $21.7 million, respectively, of marketable securities, current.

    The $582,000 increase in the combined cash and marketable securities, current balance in the first quarter of 2000 was primarily due to a $2.1 million net decrease in long-term marketable securities, $4.9 million provided by the sale of common stock through the exercise of employee stock options and $1.0 million provided by the income tax benefit of nonqualified stock option exercises and disqualifying dispositions, offset in part by $1.9 million used in operations and $9.4 million used for purchases of property and equipment. The current ratio at March 31, 2000 and December 31, 1999 was 2.8:1 and 2.9:1, respectively.

    The $32.8 million increase in the combined cash and marketable securities, current balance in 1999 was primarily due to $64.7 million provided by operations, $6.5 million provided by the sale of common stock through the exercise of employee stock options and $2.6 million provided by the income tax benefit of nonqualified stock option exercises and disqualifying dispositions, offset in part by $10.6 million used for purchases of property and equipment, a $5.0 million net increase in long-term marketable securities and $26.0 million used for payments on note payable. The current ratio at December 31, 1999 and 1998 was 2.9:1 and 2.6:1, respectively.

    Accounts receivable increased $9.4 million to $158.7 million at March 31, 2000 compared to $149.3 million at December 31, 1999. Accounts receivable increased $20.4 million to $149.3 million at December 31, 1999 compared to $128.9 million at December 31, 1998. InFocus has increased collection efforts in an attempt to reduce accounts receivable balances relative to its sales levels. As a result, days sales outstanding decreased to 71 days at December 31, 1999 compared to 75 days at December 31, 1998. At December 31, 1999, 67 percent of InFocus' accounts receivable were current, 18 percent were 30 days or less past due and 15 percent were beyond 30 days past due.

    Inventories increased $12.9 million to $79.6 million at March 31, 2000 compared to $66.7 million at December 31, 1999. Inventories increased $7.5 million to $66.7 million at December 31, 1999 compared to $59.2 million at December 31, 1998. The increase in inventories at March 31, 2000 is primarily a result of increases in finished goods to help ensure adequate supply in the second quarter of 2000. The increase in inventories at December 31, 1999 was a result of the Company's contingency planning for year 2000 and in preparation for a manufacturing capacity expansion project. Annualized inventory turns were approximately 9.4 times for the quarter ended December 31, 1999.

    In February 2000, the Company purchased 28.9 acres of land adjacent to its leased Wilsonville facility for $5.2 million in cash. The Company intends to enter into a sale- leaseback transaction for approximately one third of the property in the second quarter of 2000 and begin construction of a new facility. The remainder of the property will be held for development over the next three years.

    The remaining $4.2 million of purchases of property, plant and equipment in the first quarter of 2000 were primarily for new product tooling, engineering design and test equipment and information systems infrastructure. Total expenditures for property and equipment, including the land purchase, are expected to total approximately $12.0 million in 2000, primarily for new product tooling, engineering equipment, information systems infrastructure and the land purchase mentioned above*.

    The $10.6 million of purchases of property, plant and equipment in 1999 were primarily for new product tooling, engineering design and test equipment and information systems infrastructure. The Company also began its capacity expansion project in the last quarter of 1999, which added space for an additional production line, increasing potential production capacity by 33 percent. The capacity expansion project also increased the efficiency of the warehouse space.

    Shareholders' equity increased $22.2 million and $51.0 million, respectively, primarily as a result of net income of $17.6 million and $43.5 million, respectively, and the issuance of common stock for $4.9 million and $6.5 million, respectively, for the three months ended March 31, 2000 and the year ended December 31, 1999, respectively.

    The Company's working capital requirements over the next year are expected to be met from existing cash and marketable securities balances and cash flow from operations*.

New Accounting Pronouncement

    In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 137"). SFAS 137 is an amendment to Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS 137 establishes accounting and reporting standards for all derivative instruments. SFAS 137 is effective for fiscal years beginning after June 15, 2000. InFocus does not expect the adoption of SFAS 137 to have a material impact on its financial position or results of operations.

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Selected Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations